UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                       8-K



                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the


                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                 April 19, 1999



Commission       Registrants; State of Incorporation;      IRS Employer
File Number      Address; and Telephone Number            Identification
                                       No.

  1-11327               Illinova Corporation                37-1319890
                        (an Illinois Corporation)
                        500 S. 27th Street
                        Decatur, IL  62525
                        (217) 424-6600

   1-3004               Illinois Power Company              37-0344645
                        (an Illinois Corporation)
                        500 S. 27th Street
                        Decatur, IL  62525
                        (217) 424-6600


             Total number of sequentially numbered pages is 8.

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Item 5.  Other Events

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the intentions of the parties to the sale transaction, statements concerning estimates and projections of earnings and the restart status of Clinton Power Station. Although Illinova and IP believe that this forward-looking information is accurate, its businesses are dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Illinova and IP.
         The following factors, in addition to those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 1998, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: results of actual definitive negotiations among the parties, the ability of the parties to receive appropriate governmental approvals and actions, and the ability to restart the Clinton Power Station before year's end. Also, the impact of recent and future Federal and state regulatory changes, the effects of increased competition, the impact of fluctuations in commodity prices and customer demand, the impacts of new environmental laws and regulations, factors affecting non-utility investments, such as the risk of doing business in foreign countries, construction and operation risks, and increases in financing costs can also cause results to differ materially from management's expectations.

ILLINOVA REPORTS FIRST-QUARTER EARNINGS FOR 1999
         Illinova Corporation reported first-quarter 1999 earnings of $17.7 million, or 25 cents per share of common stock (basic and diluted), on April 15, 1999. This compares to earnings of $23.0 million, or 32 cents per share of common stock for the same period last year.
         The first-quarter 1999 earnings decrease primarily is due to higher operation and maintenance and capital expenses related to restart efforts at Illinois Power's Clinton nuclear station. Clinton's operation and maintenance expenses increased by $16.5 million, or 14 cents per share, from first-quarter 1998. An additional $12.4 million, or 10 cents per share, of Clinton's capital costs were recorded as first-quarter 1999 expenses due to the company's decision to exit the nuclear business.
         Non-nuclear operations and maintenance costs were up $13.9 million, or 12 cents per share, partly due to higher fossil maintenance costs and increased marketing expenses.
         The first-quarter electric margin improved $26.1 million, or 22 cents per share, over first-quarter 1998. The improvement primarily was due to Illinois Power recording a one-time credit to electric interchange revenues from

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the  restructuring of a Soyland Power  Cooperative  power supply  contract.  The credit was $60.1 million, or 50 cents per share.
         Although weather in the first quarter of 1999 continued to be milder than normal, it had a positive impact of $1.8 million, or 2 cents per share, compared to 1998. The first-quarter 1999 gas margin also improved $2.3 million, or 2 cents per share, from 1998.
         The positive impacts on the electric margin were offset, in part, by lower residential revenues and higher amounts of purchased power. Residential revenues were down $17.5 million, or 15 cents per share, over last year because of the 15 percent residential rate decrease effective Aug. 1, 1998.
         In addition, extended outages at some of IP's fossil generating stations resulted in the company buying more power than it did a year ago when the stations were operating.
         Illinova's unregulated subsidiaries, Illinova Generating and Illinova Energy Partners, contributed 1 cent per share to the corporation's first-quarter 1999 earnings, a 2 cent per share increase over first-quarter 1998. See the attached Illinova Consolidated Income Statements.


ILLINOIS POWER EXPECTS TO SELL CLINTON STATION TO AMERGEN --
Parties Work Toward Final Agreement by December

Illinois Power and AmerGen Energy Company, owned jointly by PECO Energy Company and British Energy, announced on April 15, 1999, that they have reached an interim agreement on basic terms under which AmerGen would purchase and operate the Clinton Power Station and Illinois Power would buy at least 75 percent of the plant's electricity output for the next several years.
         In addition, PECO Energy, which contracted with IP for management services at Clinton starting in January 1998, will continue to manage the station pending the parties reaching a final agreement and closing a sale.
         As part of the three-way agreement, starting April 1 PECO Energy is assuming the plant's direct operating and capital expenses, approximately $18 million per month. With the sale, expected near year's end, AmerGen would pay IP $20 million for the plant and would assume full responsibility and liability for operating and ultimately decommissioning the nuclear station.
         Illinois Power has agreed to negotiate exclusively with AmerGen until June 15. While the interim agreement provides a framework for further discussions toward a final agreement to sell the Clinton Power Station to AmerGen, several significant steps remain before a sale can be completed. Parties must yet reach a definitive agreement on numerous issues and a series of governmental approvals must be obtained before closing on a final agreement could take place.
     During 1999, under the revised management services agreement, Illinois Power will retain 80 percent of the plant's electricity output and will compensate PECO for its services based on the amount of power Clinton produces. After the plant is sold, IP would buy at least 75 percent of Clinton's power output through 2004. IP will continue to pay indirect costs -- such as pension benefits, payroll taxes and property taxes -- until the sale is closed. At financial closing, under terms of the interim sales agreement, Illinois Power

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intends to transfer to AmerGen the existing decommissioning fund, expected to be approximately $95 million at the end of 1999, and would make six annual payments of $30 million toward future decommissioning.
         Meanwhile,   until  all   approvals   are  obtained  and  the  sale  is
consummated, Illinois Power continues to maintain the license for Clinton's operation and retains ultimate oversight of the plant.
         AmerGen was formed in 1997 as a joint venture by PECO Energy, of Philadelphia, and British Energy, of Edinburgh, Scotland, to purchase and operate nuclear plants in the United States. Both have a strong commitment to the future of nuclear power and share similar operational cultures involving people, processes, safety and reliability.
         Clinton Power Station, a nuclear-fueled boiling water reactor, began producing electricity in 1987. It is owned by Illinois Power, an electric and natural gas utility that serves 650,000 customers over a 15,000-square-mile area of Illinois. Illinois Power is a subsidiary of Illinova Corp., headquartered in Decatur, Ill., an energy services holding company with annual revenues of $2.4 billion. Other Illinova subsidiaries include Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.
         PECO Energy is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and 400,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 24 million kilowatt-hours of electricity in 1998 at its Limerick and Peach Bottom generating stations. PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages, and low operating and maintenance costs.
         PECO Energy also owns and operates coal, natural gas, oil, landfill gas and hydro power plants. PECO Energy's Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.
         British Energy provides more than 20 percent of Britain's electricity and is the U.K.'s largest generator. It owns and operates 15 nuclear power reactors in the United Kingdom, with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station. In July 1996, British Energy was successfully privatized through a public offering of stock. The company has distinguished itself on nuclear operations through its outstanding safety record and by reducing costs and
increasing   output  and  profit  following   privatization.   Headquartered  in
Edinburgh, Scotland, it has market capitalization of some 4bn pounds and has 5,300 employees.

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

Item 7.  Financial Statements

         (A)   Financial Statements

         (99.1)  Illinova Consolidated Income Statements

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

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ILLINOVA CORPORATION
                                           (Registrant)

                                            By /s/ Larry F. Altenbaumer
                                            ---------------------------
                                            Larry F. Altenbaumer
                                            Senior Vice President, Chief
                                            Financial Officer,
                                            Treasurer and Controller
                                            on behalf of
                                            Illinova Corporation



Date:    April 19, 1999



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ILLINOIS POWER COMPANY
                                            (Registrant)


                                            By /s/ Larry F. Altenbaumer
                                            ---------------------------
                                            Larry F. Altenbaumer
                                            Senior Vice President and
                                            Chief Financial Officer
                                            on behalf of
                                            Illinois Power Company


Date:    April 19, 1999


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

Exhibit Index

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit
Number       Description

99.1         Illinova Consolidated Income Statements




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